                                                                   EXHIBIT 3.145

     OPERATING AGREEMENT OF TH CONTRACTING MIDWEST, LLC DATED JULY 1, 2003

                              OPERATING AGREEMENT
                                       OF
                          TH CONTRACTING MIDWEST, LLC

         This Operating Agreement (this "Agreement") is made and entered into effective as of the 1st day of July, 2003, by and between TH CONTRACTING MIDWEST, LLC, a Missouri limited liability company (the "Company"), and each of the undersigned (the "Members").

                                   RECITALS:

         WHEREAS, Articles of Organization (the "Articles") for the Company were filed with the Missouri Secretary of State on July 1, 2003, and the Company has been duly organized as a limited liability company pursuant to the provisions of the Missouri Limited Liability Company Act (the "Act"); and

         WHEREAS, the parties hereto desire to adopt this Agreement to provide for the management of the business and affairs of the Company, the governance of the Company and the rights and privileges of the Members.

         NOW, THEREFORE, in consideration of the above premises, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. NAME, PRINCIPAL EXECUTIVE OFFICE, MANAGEMENT AND POWERS.

         1.1      Name. The name of the Company is: TH CONTRACTING MIDWEST, LLC.

         1.2 Principal Executive Office. The initial principal executive office of the Company shall be located at 6750 West Loop South, Suite 460, Bellaire, Texas 77401-3519, or such other place as the Board of Governors of the Company (the "Board") may determine from time to time.

         1.3 Management. The business and affairs of the Company shall be managed by the Board in accordance with this Agreement. In connection with the management and operation of the business and affairs of the Company, Inphynet Contracting Services, Inc. agrees to perform certain specific duties as described on Exhibit A attached hereto and incorporated herein by this reference.

         1.4 Powers. The Company shall have all the powers accorded to limited liability companies under the Act.

SECTION 2. PURPOSE OF THE COMPANY.

         It shall be the purpose of the Company to provide emergency medical services to hospital facilities located in the Midwestern United States, and conduct all other activities incident thereto, and to engage in any other lawful activities as the Board shall approve from time to time.

SECTION 3. DATE OF FORMATION AND TERM.

         3.1 Date of Formation. The date of formation and existence of the Company is the date on which the Articles were filed with the Missouri Secretary of State.

         3.2 Term. Pursuant to the Articles, the Company shall not have a fixed term or period of duration. Rather, the Company may, or shall, be dissolved and terminated as provided in this Agreement and the Act.

SECTION 4. MEMBERSHIP INTERESTS, RIGHTS AND RESTRICTIONS.

         4.1      Membership Interests.

                  (a) Membership Interests. The ownership of the Company shall be divided into Membership Interests, which shall be allocated among the Members. A Member's "Relative Membership Interest" shall mean the percentage that a Member's Membership Interest bears in relation to all outstanding Membership Interests. Each Member shall be entitled to vote and to share in all profits, losses and distributions pro rata with all other Members based on such Member's Relative Membership Interest.

                  (b) Description of Membership Interests. The (a) identity of all of the Members and the Membership Interests held by each, and (b) amount of cash and a description and statement of the agreed value of any other property or services contributed for each Membership Interest are as reflected on Exhibit B attached hereto and incorporated herein by this reference, which shall be promptly amended as necessary to reflect any changes in such information.

         4.2 Eligibility for Membership. Notwithstanding anything herein to the contrary, an individual and/or entity shall only be eligible for Membership in the Company if such individual or entity:

                  (a) agrees to support the purposes of the Company as set forth in the Articles and this Agreement, and to abide by any and all rules, regulations and policies duly promulgated by the Board; and

                  (b)      executes a copy of this Agreement.

         4.3      Admission to Membership.

                  (a) Rights of Assignees. Except as otherwise provided in this Agreement, the assignee of all or any portion of a Membership Interest has no right to participate in the management of the business and affairs of the Company or to become a Member without the approval of a majority in interest of the Members, in their sole and absolute discretion. The assignee is only entitled to receive the distributions and return of capital, and to be allocated the net profits and net losses attributable to the Membership Interest, to the extent assigned.

                  (b) Admission of Substitute Members. Except as otherwise provided in this Agreement, an assignee of a Membership Interest who satisfies the requirements for eligibility for membership set forth in this Agreement shall be admitted as a new Member and admitted to all the rights of the Member who initially assigned the Membership Interest only upon the approval of a majority in interest of the other Members and parties to contribution agreements (treating parties to contribution agreements as if they were Members). The Members and parties to contribution agreements may grant or withhold the approval of such admission for any assignee in their sole and absolute discretion. If so admitted, the substituted Member has all the rights and powers and is subject to all the restrictions and liabilities of the Member originally assigning the Membership Interest. The admission of a substituted member, without more, shall not release the Member originally assigning the Membership Interest from any liability to the Company that may have existed prior to the approval.

                  (c) Admission of Additional Members. An individual or entity which satisfies the requirements for eligibility for membership set forth in this Agreement may only be admitted to membership if such admission is approved by a vote of a majority in interest of the Members and upon payment to the Company of a capital contribution in such amount as is determined by the Board.

         4.4 Expulsion from Membership. A Member may not be expelled from Membership.

         4.5      Restrictions on the Sale or Transfer of Membership Interests.

                  (a) In General. No Member or holder of an interest in the Company, whether legal or equitable, shall, directly or indirectly, sell or transfer (as defined herein) all or any portion of said Member's Membership Interest (or any interest therein) to any person, firm or entity except in accordance with the provisions of this Agreement. Any sale or transfer, or attempted sale or transfer, in violation of this Agreement shall be null and void and not binding against the Company. The restrictions contained in this
Section 4.5(a) shall be continuing restrictions applicable at all times to the outstanding interests of the Company, and no action by the Company shall be deemed to have freed any interests of the Company, or interest therein, from such restriction.

                  (b) Sale or Transfer Defined. As used in this Agreement, "sale or transfer" of a Member's Membership Interest in the Company shall include, without limitation, any sale, transfer, gift, exchange, pledge, assignment, encumbrance, transfer in trust, or any other attempt to dispose of all or any portion of a Member's Membership Interest (or any interest therein), directly or indirectly, whether voluntarily or involuntarily, with or without consideration, by operation of law or otherwise, and any contract or option to sell or transfer.

                  (c) Limitations on Rights of Transferees. In the event of any sale or transfer permitted or required under this Agreement, each transferee shall receive and hold such Membership Interest subject to all the terms, conditions and restrictions of this Agreement, including this Section 4.5. The transferee of any interest in the Company shall execute a copy of this Agreement (or any other documents as reasonably requested by the Members) evidencing such transferee's agreement to be bound by the same.

                  (d) Involuntary Transfers, Death, Dissolution. In the event of an involuntary transfer of a Membership Interest, or the death, dissolution or legal incompetency of a Member, as described in Section 4.8 of this Agreement, the provisions of Section 4.8 herein shall apply and shall take precedence over the provisions of this Section 4.5.

                  (e) Transfer by Gift. No Member shall transfer or attempt to transfer, or otherwise dispose of any Membership Interest by gift without the prior written approval of the Board. Any such transfer or attempted transfer shall be void.

                  (f) Pledge of Membership Interest. A Member shall only be allowed to pledge such Member's Membership Interest upon the approval of the Board.

         4.6 Withdrawal from Membership. A Member may at any time withdraw from Membership upon the giving of ninety (90) days written notice to the other Members. Provided, however, that if a Member elects to withdraw from the Company, the Company shall have no financial obligation to such withdrawing Member based on such Member's Membership Interest except that the Company may purchase the withdrawing Member's Membership Interest for the value of such Member's capital account as determined pursuant to Section 6. If a Member withdraws and there is a negative balance in such Member's capital account, the withdrawing Member shall pay such negative amount to the Company within sixty
(60) days of such Member's withdrawal. If the Company elects to purchase a withdrawing Member's Membership Interest as provided in this Section 4.6, the Company shall pay any amount due hereunder within sixty (60) days. If the Company elects to not purchase a withdrawing Member's Membership Interest as provided in this Section 4.6, the Company shall be dissolved.

         4.7 Members Buy-Sell Agreement. Notwithstanding anything herein to the contrary, a Member may transfer such Member's Membership Interest to another Member pursuant to this Section 4.7:

                  (a) Right of Members to Purchase Each Others Membership Interest. Each Member shall have the right or obligation, as the case may be, to purchase all of the Membership Interest held by another Member or to sell all of the Membership Interest held by such Member to another Member pursuant to the terms and conditions set forth in this Section 4.7.

                  (b) Initiating Offer. A Member may institute a purchase and sale under this Section 4.7 by delivering to another Member a written offer (the "Initiating Offer") to purchase all of the Membership Interest of the other Member. The Initiating Offer shall set forth the price and other terms and conditions (the "Offer Terms") on which the offering Member (the "Offering Member") is willing to buy the other Member's Membership Interest. Only one Initiating Offer may be outstanding at any given time and such Initiating Offer must be completed prior to another Initiating Offer being issued.

                  (c) Acceptance or Counter-Offer. Within thirty (30) days of receipt of an Initiating Offer, the Member to which the Initiating Offer is directed (the "Offered Member") shall elect in writing to either accept or reject the Initiating Offer. If the Offered Member rejects such offer, such rejection shall constitute a counter-offer by the Offered Member to acquire, on the Offer Terms, the Membership Interest of the Offering Member, and the Offering Member shall be bound to sell such Member's Membership Interest to the Offered Member under the Offer Terms. Failure by the Offered Member to deliver the notice required by this Section 4.7(c) shall constitute an election by the Offered Member to accept the Initiating Offer of the Offering Member in accordance with the Offer Terms.

                  (d)      Closing. Closing of a transaction pursuant to this
Section 4.7 shall occur in accordance with the Offer Terms. In the event the Membership Interest of either the Offering Member or the Offered Member becomes subject to an event described in Section 4.8 prior to the closing of the Initiating Offer, the Initiating Offer shall be null and void and Section 4.8 shall control the disposition of such Membership Interest.

                  (e) Expenses and Implementation of Sale. Each Member shall pay such Member's own expenses in connection with any purchase and sale under this Section 4.7. The Selling Member shall also execute and deliver such assignments and other documents as shall be necessary to convey such Member's Membership Interest in the Company to the purchasing Member.

                  (f) Consent to Transfer and Continuation of Business. The inclusion of Section 4.7 in this Agreement, and each Member's execution of this Agreement, shall be deemed to be a consent by each Member to a transfer of a Member's Membership Interest pursuant to this Section 4.7.

         4.8      Involuntary Transfer, Death, Dissolution and Incompetency.

                  (a) Option to Purchase. Upon the occurrence of any event described in Section 4.8(b) below, unless the Company is dissolved, the Company shall purchase all, but not less than all, of the Membership Interest owned by the applicable Member and/or held by a transferee of such Member, and the applicable Member and/or transferee (or the deceased Member's estate, personal representative and/or heirs, as the case may be) shall sell such Member's Membership Interest to the Company. The purchase price to be paid for any Membership Interest purchased under this Section 4.8 shall be determined pursuant to the provisions of Section 4.9 below.

                  (b) Triggering Events. The Company's obligation to purchase under this Section 4.8 shall be triggered upon the occurrence of any of the following events:

                           (i)      an involuntary transfer of a Member's
Membership Interest, including without limitation, any transfer ordered in connection with a divorce proceeding, a foreclosure on a pledge of the Membership Interest, bankruptcy, or any other transfer by operation of law;

                           (ii)     the death or dissolution of a Member;

                           (iii)    the disability or legal incompetency of a
Member; and

                           (iv)     any other event that would terminate the
membership of a Member in the Company pursuant to Section 608.4237 of the Act.

                  (c) Dissolution and Liquidation. Notwithstanding anything herein to the contrary, in lieu of the Company purchasing the Membership Interest of a Member as a result of the occurrence of an event set forth in
Section 4.8(b), a majority of the remaining Members may vote to dissolve and liquidate the Company.

         4.9 Purchase Price. Except as otherwise provided herein, the purchase price to be paid for a Member's Membership Interest pursuant to this Agreement shall be equal to the balance in the transferring Member's capital account as determined by the Company's accountant. The purchase price as established hereunder shall be conclusive on all parties. If the purchase price as determined pursuant to this Section 4.9 is less than zero, the purchaser shall not be required to pay any amount and the selling Member shall refund such amount to the Company within sixty (60) days after such amount is determined.

         4.10 Closing. Except as otherwise provided in this Agreement, closing of a purchase of a Member's Membership Interest for the purposes of this Agreement shall occur within sixty (60) days of the date of the event giving rise to the right or obligation to sell and purchase. The selling Member, or the executor, administrator or personal representative of a deceased Member, shall execute and deliver any and all documents or legal instruments reasonably necessary or desirable to carry out the provisions of this Agreement.

         4.11 Future Ownership. The Members hereby agree that this Agreement shall apply to any Membership Interest in the Company hereafter acquired by gift, purchase, devise, by the laws of descent and distribution, or acquired as a result of distributions, recapitalization, reissue, or in any other manner. This Agreement shall also apply to any rights that the Members might have to purchase additional Membership Interests, whether by preemptive rights or otherwise. It is the intent of the parties hereto that this Agreement shall be binding upon the respective heirs, successors, assigns, representatives, executors, administrators, guardians, guardians ad litem, trustees or trusts for any of the Members. Members hereto agree that the terms, conditions, provisions and agreements hereof shall be binding upon any receiver, trustee, debtor-in-possession or similar manager or agent in a bankruptcy or receivership proceeding. Notwithstanding any other provision of this Agreement, no purchaser of the Membership Interest of a Member may acquire such Membership Interest, and the purported transfer of the Membership Interest shall not be valid, unless the purchaser executes an amendment to this

Agreement agreeing to be fully bound to this Agreement with respect to such purchased Membership Interest.

SECTION 5. CAPITAL CONTRIBUTIONS.

         5.1 Permissible Forms. The capital contributions of a Member to the Company may be in cash, property or services rendered or a promissory note, as determined by the Board.

         5.2 Determination by Board. The Board shall determine the amount of capital contribution to be made by any Member, and where the form of the consideration is other than cash, the Board shall, in good faith, determine the value of said consideration.

         5.3 Initial Contributions. Each Member has made, or shall make, the initial capital contribution described for that Member on Exhibit B at the time and on the terms specified on Exhibit B. If no time for contribution is specified, such initial capital contributions shall be made upon the date the Member executes this Agreement.

         5.4 No Interest on or Demand for Return of Contributions. No Member shall be entitled to receive any interest on such Member's capital contributions or capital account balance, or to have the right to demand the return of such Member's contribution to the capital of the Company. No Member shall have the right to demand receipt of property other than cash in return for such Member's capital contribution.

         5.5 Additional Funds and Adjustments. The Members recognize that the Company may require additional funds to pay the costs of conducting its business and operating its properties. If, in the judgment of a majority in interest of the Members, additional capital funds are required to pay such costs, the Members shall be required to make additional contributions to the capital of the Company on a pro rata basis in accordance with their respective Membership Interest in the Company. In the event any Member fails to make additional contributions of capital deemed necessary by a majority in interest of the Members, and fails to cure such default within thirty (30) days of notice of the same, the non-defaulting Members shall have the option to (i) deem this Agreement amended such that the Member who fails to make such contribution shall have such Member's respective Membership Interest in the Company diminished pro rata in the ratio that such Member's total amount of capital contributed bears to the total amount contributed by the other Members, or (ii) to purchase the Membership Interest of the Member who fails to make such contribution on the same basis as if that Member's Membership Interest is subject to Section 4.8.

SECTION 6. ALLOCATION OF PROFITS, LOSSES AND DISTRIBUTIONS.

         6.1 Capital Accounts. Separate capital accounts shall be maintained for each Member and shall consist of the sum of the relative Member's contributions of cash to the Company, plus the agreed net fair market value of any property or services contributed by the Member to the Company, plus the Member's share of the net profits and gains of the Company allocated to the Member for financial accounting purposes, less the Member's share of the net losses of the Company allocated to the Member for financial accounting purposes, and less the sum of all distributions of cash and the agreed net fair market value of all distributions of property made to the Member by the Company.

         6.2 Allocation of Profits and Losses. All profits and losses of the Company shall be allocated to Members pro rata based on their Relative Membership Interests. For purposes of this Agreement, profits and losses shall be determined in accordance with generally accepted accounting principles, and every item of income, gain, loss or deduction entered into the computation of such profit or loss, or applicable to the period during which such profit or loss was realized, shall be considered allocated to each Member in the same proportion as profits and losses are allocated to such Member. Each Member's capital account and allocations shall be maintained and adjusted in accordance with generally accepted accounting principles. The Members acknowledge and agree that costs and expenses of the Company for purposes of allocation of profits and losses of the Company shall include, without limitation: (i) billing expenses,
(ii) expenses related to obtaining professional liability insurance for the Company and mid-level providers and physicians, as applicable, (iii) the cost of preparation of annual state, if applicable, and federal income tax returns, (iv) interest expenses, and (v) any other direct out-of-pocket costs and expenses of the Company.

         6.3      Distributions.

                  (a) Mandatory Distribution. Except to the extent prohibited or limited by the provisions of Section 6.3(c) below, any other provision herein or applicable law, within thirty (30) days following the completion of the annual federal income tax return of the Company, the Company shall make distributions to the Members pro-rata based on their Relative Membership Interest in an amount equal to each party's current year tax liability related to such Member's Membership Interest in the Company (calculated based on each Member's highest marginal rate); provided, however, that no mandatory distribution shall be made if the Company suffered a loss in the applicable year.

                  (b) Discretionary Distributions. From time to time the Board shall determine in its reasonable judgment, after consultation with the Company's accountant, to what extent (if any) the Company's cash on hand exceeds its current and anticipated needs, including without limitation, for operating expenses, debt service and a reasonable contingency reserve. If such an excess exists, in addition to any distributions pursuant to Section 6.3(a), the Board may declare discretionary cash distributions payable to the Members pro rata based on their Relative Membership Interests in an amount up to such excess, so long as: (i) there is no outstanding principal balance on the Note; and (ii) all liabilities of the Company to the Members have been satisfied, including without limitation, payments related to accrued billing fees, medical malpractice premiums, and fees to be paid for other services provided by, or arranged for by, one of the Members.

                  (c) Restrictions on Distributions. No distribution shall be made pursuant to this Section 6 unless, after such distribution is made, the assets of the Company are in excess of all liabilities of the Company except liabilities to Members on account of their contributions to the capital of the Company.

SECTION 7. MEETINGS OF MEMBERS.

         7.1 Annual Meeting. The annual meeting, if any, of the Members shall be held at such time and place, either within or without the State of Missouri, as may be designated from time to time by the Board.

         7.2 Special Meetings. Special meetings of the Members may be called by the President, the Board, or by Members (or a Member) owing not less than ten percent (10%) of the Membership Interests entitled to vote at such meeting. The place of said meeting shall be designated by the person or persons calling said meeting, provided, that, unless otherwise agreed by the Members, a meeting called by a Member or Members pursuant to this Section 7.2 must be held in the county where the Company's principal executive office is located, or if there is no principal executive office, in the county where the registered office is located.

         7.3 Notice of Meetings. Written notice stating the date, place, time, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered either personally or by mail, by or at the direction of the Secretary, to each Member of record entitled to vote at said meeting. Such notice shall be delivered not less than ten (10) days nor more than two (2) months before the date of the meeting, and shall be deemed to be delivered when deposited in the United States mail, postage prepaid and correctly addressed, or upon actual receipt (if hand-delivered). The person giving such notice shall certify that the notice required by this Section 7.3 has been given.

         7.4 Quorum Requirements. A majority in interest of the Members entitled to vote at a meeting shall constitute a quorum for the transaction of business. Once a Member is represented for any purpose at a meeting, such Member shall be deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is or must be set for that adjourned meeting.

         7.5 Voting and Proxies. Each Member shall be entitled to one vote for each percent Membership Interest such Member holds. If a quorum exists, the vote of a majority in interest of the Members shall be the act of the Members. A Member may vote such Member's Membership Interest either in person or by written proxy, which proxy is effective when received by the Secretary or other person authorized to tabulate votes. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

         7.6 Waiver of Notice of Meeting. Whenever any notice to a Member is required pursuant to this Section 7, each Member may waive such notice in writing at any time before or after the time for the delivery of such notice, and such written waiver of notice shall be equivalent to the giving of such notice. Attendance at any meeting by any Member to whom notice of such meeting must be given pursuant to this Section 7 shall constitute waiver of notice of such meeting by such Member, except when the Member attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business at the meeting because the meeting is not lawfully called or convened.

SECTION 8. BOARD OF MANAGERS.

         8.1 Number, Election and Term. The Board shall initially consist of one (1) member. The number of Managers may be changed from time to time by either the Member or the Board so long as InPhyNet shall be entitled to select one-half (1/2) of the Managers. A Manager shall hold office for one (1) year, or until such time as a successor has been duly elected and qualified.

         8.2 Meetings. The Board may hold such regular and special meetings as it from time to time decides. These meetings may be held in person or by a telephone conference call by which all Managers participating can at all times simultaneously hear the voice of each participating Manager. A Manager participating in a meeting by telephone conference call shall be deemed to be present in person at the meeting and the minutes may reflect such. Special meetings may be called at any time by the President or any Manager.

         8.3 Notice of Manager's Meetings. All regularly scheduled Board meetings may be held without notice. Special meetings shall be preceded by at least two (2) days' notice of the time, place and date of the meeting. Notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are fixed at the meeting at which the adjournment is taken and if the adjournment does not exceed one month.

         8.4 Quorum and Vote. The presence of a majority of the Managers shall constitute a quorum for the transaction of business. The vote of a majority of the Managers shall be the act of the Board.

         8.5 Board Committees. The Board, by a resolution adopted by a majority of the Managers, may create one or more committees, consisting of one or more Managers and including non-Managers as voting members, and may delegate to such committee or committees any and all authority as permitted by the Act.

         8.6 Waiver of Notice. A Manager may waive any notice required by this Agreement, the Articles, or the Act, before or after the date and time stated in the notice. The waiver must be in writing, signed by the Manager entitled to the notice, and filed with the minutes or other records of the Company. A Manager's attendance at or participation in a meeting waives any required notice to the Manager of the meeting unless the Manager at the beginning of the meeting (or promptly upon arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to any action taken at the meeting.

SECTION 9.  OFFICERS.

         9.1 Powers. The day-to-day management and control of the Company, and its business and affairs, shall be conducted or exercised by, or under the direction and authority of, the Officers. Except as otherwise provided herein, the Officers shall have the rights, powers and duties which may be possessed by Officers under the Act, and such other rights, powers and duties specified in this Agreement or designated by the Board, or which are necessary, advisable or convenient to the discharge of their duties under this Agreement.

         9.2 Number. The Company shall have a President and a Secretary, and such other Officers as the Board shall from time to time deem necessary. Any two or more offices may be held by the same person, except the offices of President and Secretary.

         9.3 Election and Term. The Officers shall be elected by the Board. Each Officer shall serve at the pleasure of the Board until such Officer's resignation or removal.

         9.4 Duties and Authority. Except as otherwise expressly restricted herein, all Officers shall have such authority and perform such duties in the management of the Company as are normally incident to their offices and as the Board may from time to time provide and as the Act may require.

                  (a) Limitation on Officers' Authority. The President shall have the authority to make expenditures of Five Thousand Dollars ($5,000.00) or less in conducting the day-to-day operations of the Company without obtaining the prior approval of the Board. However, all "Major Decisions" involving the Company and/or the conduct and operation of its business and affairs shall require the approval of the Board. For the purposes of this Agreement, the term Major Decisions shall include: (i) the purchase of any asset by the Company, the purchase price of which exceeds Five Thousand Dollars ($5,000.00); (ii) the making of any loan by the Company; (iii) the sale, mortgage or other disposition or encumbrance of any Company asset, the sales price or proceeds of which exceeds Five Thousand Dollars ($5,000.00); and (iv) any other act or transaction that requires the approval or consent of the Members.

                  (b) Limitation on Officers' Liability. Except as otherwise provided in Section 608.4228 of the Act, the Officers shall not be liable, responsible, or accountable, in damages or otherwise to the Company or the Members for any act performed by them within the scope of the authority conferred on them by this Agreement, except for intentional acts of malfeasance, gross negligence, fraud or intentional misrepresentation.

         9.5 Tax Matters Member. InPhyNet shall serve as the Tax Matters Member ("TMM") responsible for all administrative and judicial proceedings for the assessment and collection of tax deficiencies or the refund of tax overpayments arising out of a Member's distributive share of items of income, deduction, credit and/or of any other Company item (as that term is defined in the Internal Revenue Code (the "Code") or in regulations issued by the Internal Revenue Service) allocated to the Members affecting any Member's tax liability.

         The TMM shall promptly give notice to all Members of any administrative or judicial proceeding pending before the Internal Revenue Service involving any Company item and the progress of any such proceeding. Such notice shall be in compliance with such regulations as are issued by the Internal Revenue Service.

         The TMM shall have all the powers provided to a tax matters partner in Sections 6221 through 6223 of the Code, including the specific power to extend the statute of limitations with respect to any matter which is attributable to any Company item or affecting any item pending before the Internal Revenue Service and to select the forum to litigate any tax issue or liability arising from Company items. The TMM shall be entitled to reimbursement for any and all reasonable expenses incurred with respect to any administrative and/or judicial proceedings affecting the Company.

         The TMM shall have income tax returns prepared and timely filed for the Company, together with a report indicating each Member's share of the net profits and losses and capital gains and losses and other items required by federal tax law to be separately allocated to each Member, all as defined and reflected on the Company's income tax return. Such information shall be distributed to the Members within ninety (90) days after the close of the taxable year or a period of the Company for which such return was prepared.

         9.6 Compensation. The salaries and other compensation of the Officers, if any, shall be as determined by the Board from time to time.

SECTION 10. RESIGNATIONS AND REMOVALS.

         10.1 Resignations. Any Officer or Manager or Governor may resign at any time by giving notice to the Members. Any such resignation shall take effect at the time specified therein, or, if no time is specified, upon its delivery.

         10.2 Removal of Officers. Any Officer may be removed by the Board at any time, with or without cause.

         10.3 Removal of Managers. Any or all of the Managers may be removed, but only for cause, by proper vote of the Members; provided, however, that only the Member electing a Manager may remove such Manager.

SECTION 11.  ACTION BY WRITTEN CONSENT.

         Whenever the Members or Managers are required or permitted to take any action by vote, such action may be taken without a meeting on written consent. If a majority in interest of the Members or Managers agree to act without a meeting, then the affirmative vote of the percent of Membership Interest or Managers that would be necessary to take such action at a meeting shall be the act of the Members or Managers. The Company shall provide any Member or Manager who did not execute the action by consent with notice of the same within ten
(10) days thereafter.

SECTION 12.  DISSOLUTION.

         12.1 Dissolution Events. In addition to any other event of dissolution as provided by the Act, the following events shall cause the dissolution of the Company:

                  (a)      death of any Member;

                  (b)      retirement of any Member;

                  (c)      resignation or other withdrawal of any Member;

                  (d) transfer of a Member's Membership Interest in the Company;

                  (e)      insanity of any Member;

                  (f) acquisition of a Member's complete Membership Interest in the Company;

                  (g)      bankruptcy of any Member;

                  (h) dissolution of any Member in the event that a Member is a corporation, partnership, limited liability company or other entity; or

                  (i) the occurrence of any other event that terminates the continued membership of a Member in the Company.

         12.2 Dissolution Avoidance Consent. Notwithstanding the provisions of Section 12.1 herein, or any event of dissolution provided by the Act, the Company shall not be dissolved and shall not be required to be wound up and terminated following an event of dissolution, provided that there is at least one (1) remaining Member and a majority in interest of the remaining Members consent to the continuation of the Company.

         12.3 Winding Up and Termination After an Event of Dissolution. If a majority in interest of the remaining Members do not consent to the continuation of the Company within ninety (90) days after an event of dissolution as provided by Section 12.2 herein, and if there is not one (1) remaining Member, then the affairs of the Company shall be wound up and the existence of the Company shall be terminated as provided by the Act and in accordance with Section 12.4.

         12.4 Limited Time Period for Winding Up. When a winding up of the Company is required, a reasonable time as determined by the Members, but not to exceed eighteen (18) months unless otherwise agreed to by the Members, shall be allowed for the orderly liquidation of the assets of the Company and the discharge of all liabilities to its creditors so as to enable the Company to minimize any losses attendant upon liquidation. The Members shall be furnished with a statement which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and the manner in which the assets of the company are being, or are to be, distributed.

SECTION 13. BOOKS AND RECORDS.

         The Company shall keep and maintain, at the principal executive office, true and correct books of account which shall record all transactions of the Company. All such books of account, together with a copy of this Agreement and any amendments thereto, minutes of all meetings of the Members, Governors, or any committee of the Board, copies of all material contracts, and a complete and current list of the names and addresses of all Members of the Company, together with any other books, records, or reports required by law to be maintained by the Company, shall be available for inspection for any lawful purpose at the principal executive office of the Company by any Member or his legal representative, as provided in the Act.

SECTION 14. INDEMNIFICATION.

         Subject to any limitations set forth in the Articles, the Company shall indemnify and advance expenses to each present and future Governor or Manager of the Company (and his or her heirs, estate, executors, or administrators, as applicable) to the full extent allowed by the laws of the State of Missouri, both as now in effect and as hereafter adopted. The Company may indemnify and advance expenses to any employee or agent of the Company who is not a Governor or Manager (and his or her heirs, estate, executors or administrators, as applicable) to the same extent as to a Governor or Manager, if the Board determines that it is in the best interests of the Company to do so. The Company shall also have the power to contract with any individual Governor, Manager, employee, or agent for whatever additional indemnification the Board shall deem appropriate. Notwithstanding the above, the indemnification provided hereunder shall not apply to intentional acts of malfeasance, gross negligence, fraud or misrepresentations.

SECTION 15. ACTIONS OF MEMBERS.

         15.1 Limitations on Authority of Members. Without the express written consent of at least a majority in interest of the Members of the Company, no Member acting alone shall have the authority to bind the Company or any of the other Members except as provided in Section 9.4 herein.

         15.2 Confidential Information and Competitive Activities. The Members acknowledge and agree that as Members they will have access to certain business information, processes and other matters relating to the operations of the Company not a matter of common knowledge or otherwise readily available ("Confidential Information"). Therefore, each Member covenants and agrees that, unless otherwise authorized by the prior written consent of the Board, such Member will not, directly or indirectly, while a Member of the Company and thereafter, use any Confidential Information of the Company except for the Company's benefit or disclose or divulge any Confidential Information to any third party other than to tax, accounting, financial or legal advisers of such Member for legitimate business reasons, or as otherwise required by law. Otherwise, the Members of the Company shall not be prohibited from engaging in activities on their own behalf by virtue of their membership in the Company. The Members may engage in, or hold interests in, other businesses of any kind, even if such activity would be in competition with or similar to the activities or business of the Company. Neither the Company nor any of the Members shall have any rights by virtue of this Agreement in and to such independent business ventures or the income or profits derived therefrom.

SECTION 16. NO RIGHT TO PARTITION.

                  The Members agree that the property owned by the Company is not and will not be suitable for partition between them and that it should be dealt with as a single, integral unit. In consideration of the foregoing and the dissolution provisions of the Act, each Member hereby irrevocably waives, releases, and surrenders any and all rights that it might have to maintain any action to partition any of the property or other Company assets in kind or to maintain a legal action for partition of the same by sale, judicial or otherwise.

SECTION 17. MISCELLANEOUS PROVISIONS.

         17.1 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Missouri.

         17.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors, legal representatives and assigns.

         17.3 Counterparts. This Agreement may be executed in counterparts, each of which, when fully executed and delivered, shall be deemed an original.

         17.4 Notices. Any and all notices, offers or other communications provided for herein shall be given in writing and delivered in person, by facsimile or by first class mail, postage prepaid, or registered or certified mail addressed to the individual Member at such Member's address appearing on the membership books of the Company, or to such other address as may be designated by them. Notwithstanding the foregoing, notices shall be deemed given if a party receives actual written notice, regardless of manner of delivery. Notices given by first class mail shall be deemed received three (3) days after such notice was mailed.

         17.5 No Rule of Construction. This Agreement shall not be construed either against or in favor of any party hereto based upon any party's role in drafting this Agreement, but rather in accordance with the fair meaning hereof.

         17.6 Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         17.7 Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all existing agreements between them concerning such subject matter.

         17.8 Termination. This Agreement shall terminate upon the dissolution of the Company or if all Members and the Company agree in writing to terminate this Agreement.

         17.9 Amendment. Any amendment to this Agreement must be in writing and approved by a majority in interest of the Members of the Company, except that any provision requiring a greater vote for an action to occur may only be amended by such greater vote.

         17.10 Gender and Number. The use of one gender shall be deemed to include all genders, and the use of the singular form shall be deemed to include the plural, and vice-versa, as the context may require.

         17.11 Arbitration. The Members agree that controversies, disputes, or claims arising out of or relating to this Agreement or the performance by the parties of the terms hereof shall first be attempted to be arbitrated at a location and by an arbitrator mutually agreed upon by the Members. If the Members cannot mutually agree upon an arbitrator, then such matters shall be submitted to binding arbitration in Broward County, Florida, in accordance with the Arbitration Rules of the American Arbitration Association then in effect and before an arbitrator assigned by the American Arbitration Association. The arbitrator(s) shall have the authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of arbitration and to award recovery of attorneys' fees and expenses in such a manner as is determined to be appropriate by the arbitrator(s). The arbitration award shall be enforceable in any court having jurisdiction. This Section 17.11 shall not apply to any claim brought in a court of competent jurisdiction to enforce an arbitration award or to obtain equitable relief.

         17.12 Enforcement Costs. If any legal action or other proceeding is brought, other than pursuant to Section 17.11 herein, for the enforcement of any of the terms or conditions of this Agreement, or because of an alleged dispute, breach, or default, in connection with any of the provisions of this Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party the costs and expenses it incurred in such action, including but not limited to, reasonable attorneys' fees and costs and other expenses incurred at trial and in appellate proceedings, in addition to any other relief to which such party may be entitled. The extent to which a party is determined to be a "prevailing party" and the appropriate allocation of attorneys' fees and costs and other expenses shall be decided by (i) the arbitrator under Section 17.11 or (ii) the court, as the case may be.

         17.13 Classification for Tax Purposes. The Members intend for the Company to be treated as a partnership for purposes of federal income taxes, but not for any other purposes.

                  IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

         COMPANY:                            MEMBER:

         TH CONTRACTING                      INPHYNET CONTRACTING SERVICES, INC.
         MIDWEST, LLC

         By: /s/ John R. Stair                By: /s/ Neil J. Principe
             -----------------------              ---------------------------
1.

         Its: Assistant Secretary             Its: Director

                                   EXHIBIT A

                               DUTIES OF INPHYNET

                                   EXHIBIT B

                 MEMBERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS

Name                                  Membership Interest   Capital Contribution
-----------------------------------   -------------------   --------------------
InPhyNet Contracting Services, Inc.          100%                 $ 1,000

                              OPERATING AGREEMENT
                                       OF
                          TH CONTRACTING MIDWEST, LLC

                       Additional Member's Signature Page

         In consideration of admission to Membership in TH CONTRACTING MIDWEST, LLC (the "Company"), the undersigned Member hereby adopts and agrees to be bound by the Operating Agreement of the Company, dated ___________________, 2003, and any duly adopted amendments thereto, copies of which are attached hereto and incorporated hereby by reference.

                           _______________________________ Date:________________
                           Member's Signature

                           ______________________________
                           Member's Name

ACCEPTED:

TH CONTRACTING MIDWEST, LLC

By:______________________ Date:____________

Its:__________